FIRST AMENDMENT
                                       TO
                           THE DISTRIBUTION AGREEMENT


This FIRST AMENDMENT ("Amendment") to that certain DISTRIBUTION AGREEMENT ("Agreement") dated this the 14TH day July 1999 by and between NEW PROVIDENCE INVESTMENT TRUST ("Trust"), a Massachusetts business trust, and CAPITAL INVESTMENT GROUP, INC., a North Carolina corporation ("Distributor") on behalf of the Wisdom Fund is made and entered into this 31st day of January 2006.


     WHEREAS,   the  Trust  and  the  Distributor  wish  to  make  explicit  the confidentiality obligations that the parties have previously understood to be required by the Agreement;


     NOW THEREFORE, the Trust and the Distributor do mutually promise and agree as follows:


1. The Distributor agrees, on behalf of itself and its officers, directors, agents and employees, to treat as confidential all records and other information relating to the Trust and its prior, present, and future shareholders (the "Confidential Information") and to not use or disclose the Confidential Information for any purpose other than in performance of its responsibilities and duties under the Agreement. Notwithstanding the forgoing, the Distributor may divulge the Confidential Information (i) with the prior written consent of the Trust; (ii) when the Distributor, in good faith, believes it may = be exposed to civil or criminal contempt proceedings for failure to comply with court orders or when === requested by duly constituted governmental authorities or the National Association of Securities Dealers (NASD) pursuant to their respective legal authority, upon prior written notice to the Trust, unless prohibited by the court order or governmental authority; (iii) to the Trust's investment adviser(s), administrator, transfer agent, custodian, outside legal counsel or independent public accountants, in === the ordinary course of business, to the extent necessary for those service providers to perform their respective services to the Trust; (iv) to the Trust, when requested by the Trust, or (v) when requested by a shareholder, but only with respect to Confidential Information that specifically relates to such shareholder and the shareholder's account. For purposes of this section, the following records and other information shall not be considered Confidential
     Information: any record or other information relating to the Trust and its prior, present, and future shareholders (a) which is or becomes publicly available through no negligent or unauthorized act or omission by the Distributor; (b) which is disseminated by the Trust in a public filing with the SEC or posted on the website of the Trust, the Fund, the Fund's investment adviser, or any of the Fund's other service providers for general public review; (c) which is lawfully obtained from third parties who are not under an obligation of confidentiality to the Trust or its prior, present, and future shareholders; or (d) previously known by the Distributor prior to the date of the Agreement.


2. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


NEW PROVIDENCE INVESTMENT TRUST

By:  /s/ Jack E. Brinson
     _______________________________
Name:    Jack E. Brinson
Title:   Chairman



CAPITAL INVESTMENT GROUP, INC.

By:  /s/ Richard K. Bryant
     _______________________________
Name:    Richard K. Bryant
Title:   President